SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to
Section 14(a) of the Securities
     Exchange Act of 1934

Filed by the Registrant [XXX]
Filed by a Party other than the
Registrant [   ]

Check the appropriate box:
[   ]     Preliminary Proxy Statement
[XXX]     Definitive Proxy Statement
[   ]     Definitive Additional
Materials
[   ]     Soliciting Material Pursuant
to Sec.. 240.14a-11(c) or Sec.
240.14a-12


     TRAVELERS SERIES FUND INC.
     (Name of Registrant as Specified
In Its Charter)


      NANCY W. LE DONNE
     (Name of Person(s) Filing Proxy
Statement)


Payment of Filing Fee (Check the
appropriate box):

[    ]    $125 per Exchange Act Rules
0-11 (c) (1)(ii), 14a-6 (i)(1),
or 14a-6(j)(2) or the 1940 Act Rule
20a-1.
[   ]     $500 per each party to the
controversy pursuant to Exchange Act
Rule 14a-6(i)(3).
[   ]     Fee computed on table below
per Exchange Act Rules 14a-6(i)(4) and
0-11.

1)   Title of each class of securities
to which transaction applies:

2)   Aggregate number of securities to
which transaction applies:

3)   Per unit price or other
underlying value of transaction
computed
pursuant to Exchange Act Rule 0-11:



4)   Proposed maximum aggregate value
of transaction:


Set forth the amount on which the
filing fee is calculated and state how
it
was determined.


[   ]     Check box if any part of the
fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the
filing for which the
offsetting fee was paid previously.
Identify the previous filing
by registration statement number, or
the Form or Schedule and the
date of its filing.

1)   Amount Previously Paid:

2)   Form, Schedule or Registration
Statement No.:

3)   Filing Party:

4)   Date Filed:



  September 17, 1996
  Dear Shareholder:
        The enclosed proxy statement relates to a meeting of the shareholders of the Van Kampen American Capital Enterprise Portfolio (the "Portfolio") of Travelers Series Fund Inc. (the "Fund"). VK/AC Holding, Inc., the corporate parent of the Portfolio's investment sub-adviser, Van Kampen American Capital Asset Manage[HD] ment, Inc. (the "Sub-Adviser"), has entered into a merger agreement with Morgan Stanley Group Inc. ("Morgan Stanley") and certain of Morgan Stanley's affiliates. Pursuant to the merger agreement, the Sub-
Adviser will become an indirect subsidiary of Morgan Stanley. The Sub-
Adviser will continue to provide the Portfolio with investment advisory and management services following the merger, however, the primary purpose of the meeting is to permit the Portfolio's sharehold[HD] ers to consider a new investment subadvisory agreement, to take effect following the merger, as required by the federal securities laws. The new investment subadvisory agreement among the Fund, its investment manager and the Sub-Adviser will be substantially identical to the Portfolio's current investment subadvisory agreement, except for the dates of execution, effectiveness and termination. The attached proxy statement seeks shareholder approval of the proposed new investment subadvisory agreement.


                Your vote is important and your participation in the governance of the Portfolio does make a difference.


        The proposal has been unanimously approved by the Directors of the Fund, who recommend you vote "FOR" the proposal. Your immediate response will help save on the costs of additional solicitations. We look forward to your participation.


         PLEASE SIGN AND RETURN YOUR PROXY CARD IN THE EN[HD]
CLOSED POSTAGE-PAID ENVELOPE.






Sincerely,

Heath B. McLendon

Chairman of the Board









 SBT








                TRAVELERS SERIES FUND INC. on behalf
of its

Van Kampen American Capital Enterprise

Portfolio

 388 Greenwich Street

New York, New York 10013

Telephone (800) 224-7523









 NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS

 To be Held on October 25, 1996








   A Special Meeting of Shareholders (the "Meeting") of the Van Kampen American Capital Enterprise Portfolio (the "Portfolio"), a separate series of Travelers Series Fund Inc. (the "Fund"), will be held at the offices of the Fund, 388 Greenwich Street, 22nd Floor, New York, New York 10013 at 9:30 A.M. for
the following purposes:



  1. With respect to the Fund on behalf of the Portfolio, to approve or disapprove a new investment subadvisory agreement (the "New Subadvisory Agreement");



2. To transact such other business as may properly come before the Meeting or any adjournments thereof.



        Shareholders of record of the Portfolio at the close of business on

September 6, 1996 are entitled to notice of and to vote at this meeting or any adjournment thereof.



By Order of the Board of Directors



Christina T. Sydor

Secretary














 September 17, 1996




         THE FUND WILL FURNISH, WITHOUT CHARGE, A COPY
OF ITS MOST RECENT ANNUAL REPORT (AND THE MOST RECENT
SEMIANNUAL REPORT SUCCEEDING THE ANNUAL REPORT) TO A
SHAREHOLDER OF THE PORTFOLIO UPON REQUEST. ANY SUCH
REQUEST SHOULD BE MADE BY CALLING (800) 224-7523 OR
BY WRITING TO THE FUND AT 388 GREENWICH STREET, NEW
YORK, NEW YORK 10013.
         SHAREHOLDERS OF THE PORTFOLIO ARE INVITED TO ATTEND THE MEETING IN PERSON. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN THE PROXY CARD, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN
THE UNITED STATES.


          IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER
SOLICITATION, WE ASK THAT YOU MAIL YOUR PROXY PROMPTLY.


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR
VOTE:


                 FOR  APPROVAL OF THE NEW SUBADVISORY AGREEMENT.
                YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY CARD PROMPTLY

NO MATTER HOW MANY SHARES YOU OWN.


  PROXY STATEMENT

 TRAVELERS SERIES FUND INC. on behalf of

Van Kampen American Capital Enterprise Portfolio


 388 Greenwich Street

New York, New York 10013

Telephone (800) 224-7523




 SPECIAL MEETING OF SHAREHOLDERS




 October 25, 1996




        This proxy statement is furnished in connection with the solicitation by the
Board of Directors (the "Directors" or the "Board") of the Travelers Series Fund Inc. (the "Fund") on behalf of its series, Van Kampen American Capital Enterprise
Portfolio (the "Portfolio") of proxies to be voted at a Special Meeting of Shareholders, and all adjournments thereof (the "Meeting") of the Portfolio, to be held at the offices of the Fund, 388 Greenwich Street, New York, New York 10013 on the 22nd floor, Friday, October 25, 1996, at 9:30 a.m. The approximate mailing date of this proxy statement and accompanying form of
proxy is September 17,   1996.
        The primary purpose of the Meeting is to permit the Portfolio's shareholders to consider a New Subadvisory Agreement (defined below) to take effect following the consummation of the transactions contemplated by an Agreement and Plan of Merger, dated as of June 21, 1996 (the "Merger Agreement"), among Morgan Stanley Group Inc. ("Morgan Stanley"), MSAM Holdings II, Inc., MSAM
Acquisition Inc. and VK/AC Holding, Inc. ("VKAC Holding"), the indirect parent corporation of the Portfolio's investment sub-adviser. Pursuant to the
Merger Agreement, the Portfolio's investment sub-adviser will become an indirect subsidi[HD] ary of Morgan Stanley. The shareholder vote on the New Subadvisory Agreement is required under the Investment Company Act of 1940, as amended (the "1940
Act"), as a result of Morgan Stanley's contemplated acquisition of the investment sub-adviser. The Portfolio's New Subadvisory Agreement is substantially identical to the Portfolio's Current Subadvisory Agreement (defined below), except for the dates of execution, effectiveness and termination.


        The Board has fixed the close of business on September 6, 1996, as the record date (the "Record Date") for the determination of holders of shares of the
Portfolio entitled to vote at the Meeting (the "Shares"). Shareholders of the Portfolio (the "Shareholders") on the Record Date will be entitled to one vote per share with respect to each proposal submitted to the Shareholders of the Portfolio, with no share having cumulative voting rights.

         THE FUND WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS
MOST RECENT ANNUAL REPORT (AND THE MOST RECENT SEMI-

ANNUAL REPORT SUCCEEDING THE ANNUAL REPORT) TO A
SHAREHOLDER OF THE PORTFOLIO UPON REQUEST. ANY SUCH REQUEST SHOULD BE DIRECTED TO THE FUND BY CALLING (800) 224-7523 OR BY WRITING TO THE FUND, 388 GREENWICH STREET, NEW YORK, NEW YORK 10013.


        There are no persons who, to the knowledge of the Fund, owned beneficially more than 5% of the Portfolio's outstanding Shares as of September 6, 1996. As ofthe Record Date, the officers and Directors of the Fund beneficially owned less than 1% of the outstanding shares of the Portfolio.

 Voting


        The voting requirement for passage of a particular proposal depends on the nature of the particular proposal. With respect to Proposal 1, a "vote of a majority of the outstanding voting securities" is required, which is defined under the 1940 Act as the lesser of (i) 67% or more of the voting securities of the Portfolio entitled to vote thereon present in person or by proxy at the Meeting, if the holders of more than 50% of the outstanding voting securities entitled to vote thereon are present in person or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Portfolio entitled to vote thereon.


         THE BOARD RECOMMENDS THAT YOU CAST YOUR VOTE:   FOR
APPROVAL OF THE NEW SUBADVISORY AGREEMENT.


        All Shares of the Portfolio affected by a proposal will vote together as a single class on such proposal. All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon.
Only owners of variable annuity contracts issued by the Travelers Insurance Company and its subsidiary, Travelers Life and Annuity Company,
(collectively "Travelers Insurance") that were invested in the Portfolio as of the close of business on the Record Date are considered "shareholders of record" and are entitled to notice of and to vote at the meeting. Each share of stock is entitled to one vote for the proposal. On the Record Date the Portfolio had 6,198,690.97 shares of voting securities.
        Travelers Insurance is the sole legal shareholder of the Portfolio, since the Portfolio technically offers its shares only for purchases by Travelers Insurance's separate accounts on behalf of its variable contracts. Nevertheless, with respect to the meeting, Travelers Insurance will solicit and accept timely voting instructions from its contract owners who own units in a Travelers Insurance separate account that correspond to shares in the Portfolio and vote them in accordance with such instructions. Travelers Insurance will vote all Portfolio shares related to the variable contracts for which it has not received timely voting instructions in the same proportion as the shares for which it has received timely instructions.


        Proxies received prior to the Meeting on which no vote is indicated will be voted "for" the proposal. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted. The Shares represented by a proxy that represents a broker non-vote or an abstention will have the same effect as Shares voted "against" the proposal. A majority of the outstanding Shares entitled to vote on the proposal must be present in person or by proxy to have a quorum to conduct business at the Meeting.


        Shareholders who execute proxies may revoke them at any time before they are voted by filing with the Fund a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.


        The Fund knows of no business other than that mentioned in Proposal 1 of the Notice that will be presented for consideration at the Meeting. If any other matters are properly presented, it is the intention of the persons named on the enclosed proxy to vote proxies in accordance with their best judgment. In the event a quorum is present at the Meeting but sufficient votes to approve the proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies provided they determine that such an adjournment and additional solicitation is reasonable and in the interest of shareholders based on a consideration of all relevant factors, including the nature of the relevant proposal, the percentage of votes then cast, the percentage of negative votes then cast, the nature of the proposed solicitation activities and the nature of the reasons for such further solicitation.





  PROPOSAL 1:  APPROVAL OF NEW SUBADVISORY AGREEMENT




 The Sub-Adviser


 Van Kampen American Capital Asset Management, Inc. (the "Sub-Adviser") acts as investment subadviser for the Portfolio. The Sub-Adviser has acted as investment subadviser for the Portfolio since the Portfolio commenced its invest[HL] ment operations in June 1994.


  The Sub-Adviser currently is a wholly-owned subsidiary of Van Kampen
Ameri[HD] can Capital, Inc. ("VKAC"), which is a wholly-owned subsidiary of VKAC Holding, which in turn is controlled, through the ownership of a substantial majority of its common stock, by The Clayton & Dubilier Private Equity Fund IV Limited Partnership ("C&D L.P."), a Connecticut limited partnership. C&D L.P. is managed by Clayton, Dubilier & Rice, Inc., a New York based private investment firm. The General Partner of C&D L.P. is Clayton & Dubilier Associates IV Limited Partnership ("C&D Associates L.P."). The general partners of C&D Associates L.P. are Joseph L. Rice, III, B. Charles Ames, William A. Barbe, Alberto Cribiore, Donald J. Gogel, Leon J. Hendrix, Jr., Hubbard C. Howe and Andrall E. Pearson, each of whom is a principal of Clayton, Dubilier & Rice, Inc. In addition, certain officers, directors and employees of VKAC own, in the aggregate, approximately 6% of the common stock of VKAC Holding and have the right to acquire, upon the exercise of options (whether or not vested), approxi[HL] mately an additional 12% of the common stock of VKAC Holding. Currently, and after giving effect to the exercise of such options, no officer or director of the Fund owns or would own 5% or more of the common stock of VKAC Holding. The addresses of VKAC Holding, VKAC and the Sub-Adviser are One Parkview Plaza, Oakbrook Terrace, Illinois 60181 and 2800 Post Oak Blvd., Houston, Texas 77056.


  Prior to December 1994, the Sub-Adviser provided investment advisory services under the name "American Capital Asset Management, Inc."
 Information Concerning Morgan Stanley
        Morgan Stanley and various of its directly or indirectly owned subsidiaries, including Morgan Stanley & Co. Incorporated ("Morgan Stanley & Co."), a
registered broker-dealer and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger,acquisition, restructuring and other corporate finance advisory activities;
merchant banking; stock brokerage and research services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending. Morgan Stanley Asset Management Inc. ("MSAM") also is a wholly-owned subsidiary of Morgan Stanley. As of June 30, 1996, MSAM, together with its affiliated investment advisory companies, had approximately $103.5 billion of assets under management and fiduciary advice.


 The Acquisition


        Pursuant to the Merger Agreement, MSAM Acquisition Inc. will be merged with and into VKAC Holding and VKAC Holding will be the surviving corporation (the "Acquisition"). Following the Acquisition, VKAC Holding and the Sub-Adviser will be indirect subsidiaries of Morgan Stanley.

        The Sub-Adviser anticipates that the consummation of the Acquisition will occur by the end of November 1996, provided that a number of conditions set forth in the Merger Agreement are met or waived. The conditions require, among other things, that as of the closing the shareholders of certain investment companies (including the Portfolio) and investors in certain accounts advised by the Sub-Adviser or its affiliates, which investment companies and accounts have aggregate assets in excess of a specified minimum amount, have approved new investment advisory agree[HL] ments or consented to the assignment of existing investment advisory agreements. At the closing, MSAM Acquisition Inc. will pay approximately $740 million (based on VKAC's long-term debt outstanding as of July 31, 1996) in cash to the stockholders of VKAC Holding (excluding certain management stockholders), and to persons owning options to purchase stock of VKAC Holding, subject to certain purchase price adjustments set forth in the Merger Agreement. As of July
31, 1996, VKAC had long-term debt outstanding of approximately $410 million.
To the extent that pre-tax income of VKAC prior to the closing of the Acquisition permits the repayment of its long-term debt, the purchase price for the equity interests in VKAC Holding will be increased by the amount of long-term debt repaid. The purchase price also is subject to certain adjustments based, among other things, on assets under management of VKAC and its subsidiaries at the time of closing. The Sub-Adviser also contemplates that, as part of the Acquisition, certain officers and directors of VKAC Holding and its affiliates will contribute to MSAM Holdings II, Inc. their existing shares of common stock of VKAC Holding in exchange for approximately $25 million of shares of preferred stock of MSAM Holdings II, Inc. which, in turn, will be exchangeable into common stock, par value $1.00 per share, of Morgan Stanley at specified times over a four year period. Such shares of preferred stock will represent, in the aggregate, 5% of the combined voting power in MSAM Holdings II, Inc., the remainder of which will be indirectly owned by Morgan Stanley.

        VKAC Holding will engage in certain preparatory transactions prior to the Acquisition, including the distribution to stockholders of VKAC Holding of
(i) all of VKAC Holding's investment in McCarthy, Crisanti & Maffei, Inc., a whollyowned subsidiary engaged in the business of distributing research and financial information, (ii) all of VKAC Holding's investment in Hansberger Global Inves[HL] tors, Inc., a company in which VKAC Holding made a minority investment in
May 1996, and (iii) certain related cash amounts.


        There is no financing condition to the closing of the Acquisition. VKAC has been advised by Morgan Stanley that as of August 30, 1996, no determination has been made whether any additional indebtedness will be incurred by Morgan Stanley and its affiliates or VKAC and its affiliates in connection with the Acquisition. In addition, the disposition of VKAC's outstanding long-term indebtedness (including its bank loans and senior notes) in connection with the Acquisition has not yet been determined.

 The operating revenue of VKAC and its subsidiaries for the fiscal year ended December 31, 1995, less expenses for the same period, was more than adequate to service VKAC's outstanding debt. VKAC prepaid $80 million of its long-term debt in 1995, and has continued to make debt prepayments during 1996. VKAC Holding and VKAC believe, based on the earnings experience of VKAC and its subsidiaries, that after the Acquisition the operating revenue of VKAC and its subsidiaries should be more than sufficient to service their debt and that VKAC and its subsidiaries should be able to conduct their respective operations as now conducted and as proposed to be conducted.


        The Merger Agreement does not contemplate any changes, other than changes in the ordinary course of business, in the management or operation of the SubAdviser relating to the Portfolio, the personnel managing the Portfolio or other services or business activities of the Portfolio. The Acquisition is not expected to result in material changes in the business, corporate structure or composition of the senior management or personnel of the Sub-Adviser, or in the manner in which the SubAdviser renders services to the Portfolio. Morgan Stanley has agreed in the Merger Agreement that, for a period of two years from the date of the Acquisition, it will cause the Sub-Adviser to provide compensation and employee benefits which are substantially comparable in the aggregate to those presently provided. The Sub Adviser does not anticipate that the Acquisition or any ancillary transactions will cause a reduction in the quality of services now provided to the Portfolio, or have any adverse effect on the Sub-Adviser's ability to fulfill its respective obligations under the New Subadvisory Agreement or operate its business in a manner consistent with past business practices.

        Certain officers of the Sub-Adviser previously entered into employment agree[HL] ments with VKAC Holding which expire from between 1997 and 2000. Certain officers of the Sub-Adviser also previously entered into retention agreements with VKAC Holding which will remain in place for two years following the consumma[HL] tion of the Acquisition. The Merger Agreement contemplates that Morgan Stanley will, and will cause VKAC Holding to, honor such employment and retention agreements. The employment agreements and retention agreements are intended to assure that the services of the officers are available to the Sub-Adviser (and thus to the Portfolio) for a remaining term of two to four years. As described above, certain officers and employees of VKAC and the Sub-Adviser are expected to contribute their existing shares of common stock of VKAC Holding to MSAM Holdings
II, Inc. in exchange for approximately $25 million of preferred stock in MSAM Holdings II, Inc. which, in turn, will be exchangeable into common stock, par value $1.00 per share, of Morgan Stanley at specified times over a four year period. Such shares of preferred stock will represent, in the aggregate, 5% of the combined voting power in MSAM Holdings II, Inc.


 The Subadvisory Agreements


        Consummation of the Acquisition may constitute an "assignment" (as defined in the 1940 Act) of the investment subadvisory agreement currently in effect among the Fund on behalf of the Portfolio, the Sub-Adviser and the investment manager, Travelers Investment Adviser, Inc. (the "Manager") (the "Current Subadvisory Agreement"). As required by the 1940 Act, the Current
Subadvisory Agreement provides for its automatic termination in the event of an assignment. See "The Current Subadvisory Agreement" below.


        In anticipation of the Acquisition and in order for the Sub-Adviser to continue to serve as investment sub-adviser to the Portfolio after consummation of the
Acquisi[HD] tion, a new investment subadvisory agreement (the "New Subadvisory Agree[HD] ment") among the Fund, on behalf of the Portfolio, the Sub-Adviser and the Manager must be approved (i) by a majority of the Directors of the Fund who are not parties to the New Subadvisory Agreement or interested persons of any such party ("Disinterested Directors") and (ii) by the holders of a majority of the outstanding voting securities (within the meaning of the 1940 Act) of the Portfolio. See "The New Subadvisory Agreement" below.



 The following summary of the Current Subadvisory Agreement and the New Subadvisory Agreement set forth herein is qualified by reference to Annex A.



        The Current Subadvisory Agreement. The Current Subadvisory Agreement for the Fund on behalf of the Portfolio, dated as of December 20, 1994, was last approved by a majority of the Directors, including a majority of the Disinterested Directors, voting in person at a meeting called for that purpose on June 4, 1996, to continue in effect for a period of one year. The Current Subadvisory Agreement was last approved by shareholders of the Portfolio at a meeting held on December 9, 1994 relating to the acquisition of the Sub-Adviser's corporate parent by The Van Kampen Merritt Companies, Inc.

        Under the Current Subadvisory Agreement, the Sub-Adviser, subject to the supervision, direction and approval of the Directors and the Manager, conducts a continual program of investment, evaluation and, if appropriate in the view of the Sub-Adviser, sale and reinvestment of the Portfolio's assets. Under the Current Subadvisory Agreement, the Sub-Adviser is responsible for the day-to-day opera[HD] tions and investment decisions for the Portfolio and is authorized, in its sole discretion and without prior consultation with the Manager, to: (a) manage the Portfolio's assets in accordance with its investment objective(s) and policies; (b) make investment decisions; (c) place purchase and sale orders for portfolio transactions; and (d) employ professional portfolio managers and securities analysts who provide research services.
        The Current Subadvisory Agreement provides that the Sub-Adviser shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the
Portfolio in connection with the matters to which the Current Subadvisory Agree[HD] ment relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under the Current Subadvisory Agreement.


        Under the Current Subadvisory Agreement the Manager pays the Sub-Adviser as compensation for services rendered an annual fee calculated at the rate of 0.325% of the Portfolio's average daily net assets. The subadvisory fee is payable for each calendar month as soon as practicable after the end of that month. The Manager paid the Sub-Adviser $41,601 for services rendered for the last fiscal year.

        Annex B contains a schedule of brokerage commissions paid by the Portfolio on portfolio transactions during the past fiscal year, including such commissions paid by the Fund to affiliated brokers, Smith Barney Inc. and Robinson Humphrey, Inc.


        The Sub-Adviser's activities are subject to the review and supervision of the Board to which the Sub-Adviser renders periodic reports with respect to the Portfolio's investment activities. The Current Subadvisory Agreement may be terminated at any time without payment of any penalty, on 60 days written notice by (i) the Directors, (ii) the holders of a majority of the Portfolio's outstanding voting securities or (iii) the Sub-Adviser. The Current Subadvisory Agreement will automatically terminate in the event of its assignment.


        Annex C indicates the net assets and the advisory fee rate of each investment company advised or subadvised by the Sub-Adviser that has an investment objective similar to that of the Portfolio.


        The Sub-Adviser bears all expenses (excluding brokerage costs, custodian fees, auditors fees or other expenses borne by the Portfolio or the Fund) in connection with the performance of its services under the Current Subadvisory Agreement.
The Portfolio bears certain other expenses incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub advisory fees paid pursuant to the Current Subadvisory Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Fund's legal existence and shareholder relations. All other expenses not specifically assumed by the Sub-Adviser under the Current Subadvisory Agreement or by the Manager under the investment management agreement are borne by the Portfolio or the Fund.


   The New Subadvisory Agreement. The Board approved the proposed New Subadvisory Agreement among the Fund on behalf of the Portfolio, the Manager and the Sub-Adviser on September 3, 1996, the form of which is attached hereto as Annex A. The form of the proposed New Subadvisory Agreement is substantially identical to the Current Subadvisory Agreement among the Fund on behalf of the

Portfolio, the Manager and the Sub-Adviser, except for the dates of execution, effectiveness and termination.


        The investment subadvisory fee as a percentage of net assets payable by the Portfolio will be the same under the New Subadvisory Agreement as under the Current Subadvisory Agreement. If the investment subadvisory fee under the New Subadvisory Agreement had been in effect for the Portfolio's most recently completed fiscal year, advisory fees paid to the Sub-Adviser by the Portfolio would have been identical to those paid under the Current Subadvisory Agreement.
        The Board met on September 3, 1996, at which meeting the Directors, including the Disinterested Directors, concluded that if the Acquisition occurs, entry by the
Fund into a New Subadvisory Agreement would be in the best interest of the Portfolio and the shareholders of the Portfolio. The Board, including the Disinter[HD] ested Directors, unanimously approved the New Subadvisory Agreement for the Portfolio and recommended such agreement for approval by the shareholders of the Portfolio at the Meeting. The New Subadvisory Agreement would take effect as to the Portfolio upon the later to occur of (i) the obtaining of shareholder approval or (ii) the closing of the Acquisition. The New Subadvisory Agreement will continue in effect for an initial two year term and thereafter for successive annual periods as long as such continuance is approved in accordance with the 1940 Act.


        In evaluating the New Subadvisory Agreement, the Board took into account that the Portfolio's Current Subadvisory Agreement and its New Subadvisory Agree[HD] ment, including the terms relating to the services to be provided thereunder by the Sub-Adviser and the fees and expenses payable by the Portfolio, are substantially identical except for the dates of execution, effectiveness and termination. The Directors also considered other possible benefits to the Sub-Adviser and Morgan Stanley that may result from the Acquisition, including the continued use, to the extent permitted by law, of Morgan Stanley & Co. and its affiliates for brokerage services.


        The Board also considered the terms of the Merger Agreement and the possible effects of the Acquisition upon VKAC's and the Sub-Adviser's organization and upon the ability of the Sub-Adviser to provide advisory services to the Portfolio.
The Board considered the skills and capabilities of the Sub-Adviser and the representations that no material change was planned in the current management or facilities of the Sub-Adviser. In this regard, the Board was informed of the resources of Morgan Stanley to be made available to VKAC and the Sub-Adviser, after giving effect to the Acquisition, to secure for the Portfolio quality investment research, investment advice and other client services. The Board considered the financial resources of Morgan Stanley and Morgan Stanley's representation to the Board that it will provide sufficient capital to support the operations of the SubAdviser. The Board also considered the reputation, expertise and resources of
Morgan Stanley and its affiliates in domestic and international financial markets.

The Board considered the continued employment of members of senior manage[HD] ment of the Sub-Adviser and VKAC pursuant to employment and retention agreements and the incentives provided to such members and other key employees of the Sub-Adviser and VKAC, to be important to help to assure continuity of the personnel primarily responsible for maintaining the quality of investment subadvisory and other services for the Portfolio.

The Board also considered the effects on the Portfolio of the Sub-Adviser becoming an affiliated person of Morgan Stanley. Following the Acquisition, the 1940 Act will prohibit or impose certain conditions on the ability of the Portfolio to engage in certain transactions with Morgan Stanley and its affiliates. For example, absent exemptive relief, the Portfolio will be prohibited from purchasing securities from Morgan Stanley & Co., a wholly-owned broker-dealer subsidiary of Morgan Stanley, in transactions in which Morgan Stanley & Co. acts as a principal, and the Portfolio will have to satisfy certain conditions in order to engage in securities transactions in which Morgan Stanley & Co. acts as a broker or to purchase securities in an underwritten offering in which Morgan Stanley & Co. is acting as an underwriter. In this connection, management of the Sub-Adviser does not believe these prohibitions or conditions will have a material effect on the management or performance of the Portfolio.


        The Board was advised that Section 15(f) of the 1940 Act is applicable to the Acquisition. Section 15(f) of the 1940 Act permits, in the context of a change in control of an investment adviser to a registered investment company, the receipt by such investment adviser, or any of its affiliated persons, of an amount or benefit in connection with such sale, as long as two conditions are satisfied.
First, an "unfair burden" must not be imposed on the investment company for which the investment adviser acts in such capacity as a result of the sale of such interest, or any express or implied terms, conditions or understandings applicable thereto.
The term "unfair burden," as defined in the 1940 Act, includes any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor adviser) or any "interested person," as defined in the 1940 Act, of any such adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory and other services), or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than ordinary fees for bona fide principal underwriting services).


        Management of the Portfolio is aware of no circumstances arising from the Acquisition, preparatory transactions to the Acquisition or any potential financing that might result in the imposition of an "unfair burden" on the Portfolio. Moreover, Morgan Stanley has agreed in the Merger Agreement that, upon consummation of the Acquisition, it will take no action which would have the effect, directly or indirectly, of violating any of the provisions of Section 15(f) of the 1940 Act in respect of the Acquisition. In this regard the Merger Agreement provides that Morgan Stanley will use its reasonable best efforts to assure that
(i) no "unfair burden" will be imposed on the Portfolio as a result of the transactions contemplated by the Merger Agreement and (ii) except as provided in the Merger Agreement, that the investment subadvisory fees paid by the Portfolio will not be increased for a period of two years from the closing of the Acquisition and that, during such period, subadvisory fee waivers shall not be permitted to expire except in accordance with their terms. The Sub-Adviser may permit a voluntary fee waiver unilaterally adopted by it to expire at any time and no assurance can be given that voluntary waivers will not be permitted to expire during the two year period. During the two year period following the Acquisition, the SubAdviser does not intend to change its policies with respect to the circumstances under which voluntary fee waivers may be permitted to expire. Following the Acquisition, to the extent permitted by applicable law, VKAC anticipates that the Portfolio will continue to use Morgan Stanley & Co. and its affiliates for brokerage services.


        The second condition of Section 15(f) is that during the three-year period immediately following a transaction to which Section 15(f) is applicable, at least 75% of the subject investment company's board of directors must not be "interested persons" (as defined in the 1940 Act) of such investment company's investment adviser or predecessor adviser. The current composition of the Board would be in compliance with such condition subsequent to the Acquisition.
        Based upon its review, the Board concluded that the New Subadvisory Agree[HD] ment is in the best interest of the Portfolio and the Shareholders of the Portfolio. Accordingly, after consideration of the above factors, and such other factors and information that the Directors deemed relevant, the Directors, including the Disinterested Directors, unanimously approved the New Sub-Advisory Agreement and voted to recommend its approval to the Shareholders of the Portfolio.


 In the event that Shareholders of the Portfolio do not approve the New Subadvisory Agreement with respect to the Portfolio and the Acquisition is consummated, the Board would seek to obtain for such Portfolio interim investment advisory services at the lesser of cost or the current fee rate either from the SubAdviser or from another advisory organization. Thereafter, the Board would either negotiate a new investment subadvisory agreement with an advisory organization selected by the Board or make appropriate arrangements, in either event subject to approval of the Shareholders of the Portfolio. In the event the Acquisition is not consummated, the Sub-Adviser would continue to serve as investment subadviser of the Portfolio pursuant to the terms of the Current Subadvisory Agreement.


 Shareholder Approval


        To become effective, the New Subadvisory Agreement must be approved by a majority of the outstanding voting securities of the Portfolio. The "vote of a majority of the outstanding voting securities" is defined under the 1940 Act as the lesser of the vote of (i) 67% or more of the Shares of the Portfolio entitled to vote thereon present at the Meeting if the holders of more than 50% of such outstanding Shares are present in person or represented by proxy; or (ii) more than 50% of such outstanding Shares of the Portfolio entitled to vote thereon. The New Subadvisory Agreement was unanimously approved by the Board after consideration of all factors which they determined to be relevant to their deliberations, including those discussed above. The Board also unanimously determined to submit the New Subadvisory Agreement for consideration by the Shareholders of the Portfolio. THE BOARD OF DIRECTORS OF THE PORTFOLIO RECOMMENDS A
VOTE " FOR " APPROVAL OF THE NEW SUBADVISORY AGREEMENT.


  OTHER INFORMATION











 Directors and Officers of the Sub-Adviser


    The following table sets forth certain information concerning the principal executive officers and directors of the Sub-Adviser. The address of each of the following persons is noted below.









  Name and Address
Principal Occupation






 Don G. Powell    2800 Post Oak Blvd.
Houston, TX 77056  President, Chief Executive Officer
and a   Director of VKAC Holding and VKAC and
Chairman, Chief Executive Officer and a Director of Van Kampen
American Capital Distributors, Inc. ("Distributors"), the Sub-

Adviser, Van Kampen American Capital Management, Inc., Van
Kampen American Capital Investment Advisory Corp. (the "VK Adviser"), and Van Kampen American Capital Advisors, Inc. Chairman, President and a Director of Van Kampen American
Capital Exchange Corporation, American Capital Contractual Services, Inc. and American Capital Shareholders Corporation. Chairman and a Director of ACCESS Investor Services, Inc. ("ACCESS"), Van Kampen Merritt Equity Advisors Corp., McCarthy, Crisanti & Maffei, Inc., and Van
Kampen American Capital Trust Company, Chairman, President and a Director of Van Kampen American Capital Services, Inc. Director, Trustee or Managing General Partner of other open-end investment companies and closed-end investment companies advised by the Sub-Adviser. Prior to July 1996, Chairman and Director of VSM Inc. and VCJ Inc. Prior to July 1996, President, Chief Executive Officer and a Trustee/Director of certain openend investment companies and closed-end investment companies advised by the Sub Adviser and the VK Adviser.


Dennis J. McDonnell    One Parkview Plaza
Oakbrook Terrace, IL 60181  President, Chief Operating Officer
and a   Director of the Sub-Adviser, the VK Adviser,
Van Kampen American Capital
Management, Inc. Executive Vice President
and a Director of VKAC Holding and
VKAC. President and Director of Van
Kampen Merritt Equity Advisors Corp.
Director of Van Kampen Merritt Equity
Holding Corp. and McCarthy, Crisanti &
Maffei, S.A. Chief Executive Officer
McCarthy, Crisanti & Maffei, Inc.
Chairman and a Director of MCM Asia
Pacific Company, Limited. President
and a   Trustee/Director of open-end
investment companies and closed-end
investment

companies advised by the Sub-Adviser
and the VK Adviser. Prior to December,
1991, Senior Vice President of Van
Kampen Merritt Inc.

 Ronald A. Nyberg    One Parkview
Plaza Oakbrook Terrace, IL 60181
Executive Vice President, General
Counsel and Secretary of VKAC and VKAC
Holding. Executive Vice President,
General Counsel and a Director of
Distributors, the SubAdviser, the VK
Adviser, Van Kampen American Capital
Management, Inc., Van Kampen Merritt
Equity Advisors Corp. Executive Vice
President, General Counsel and
Assistant Secretary of Van Kampen
American Capital Advisors, Inc.,
American Capital Contractual Services,
Inc., Van Kampen American Capital
Exchange Corporation, ACCESS, Van
Kampen American Capital Services,
Inc., and American Capital
Shareholders Corporation. Executive
Vice President, General Counsel,
Assistant Secretary and Director of
Van Kampen American Capital Trust
Company. General Counsel of McCarthy,
Crisanti & Maffei, Inc. Vice President
of open-end investment companies and
closed-end investment companies
advised by the Adviser. Vice President
and Secretary of open-end investment
companies and closedend investment
companies advised by the VK Adviser.
Director of ICI Mutual Insurance Co.,
a provider of insurance to members of
the Investment Company Institute. Prior
to July 1996, Executive Vice President
and General Counsel of VSM Inc., and
Executive Vice President, General
Counsel and Director of VCJ Inc.
  William R. Rybak    One Parkview Plaza
Oakbrook Terrace, IL 60181  Executive
Vice President and Chief Financial
Officer of VKAC Holding, and VKAC since
February 1993, and Treasurer of VKAC Holding through December 1993. Executive Vice President, Chief Financial Officer and Director of Distributors, the Sub-Adviser, the VK Adviser and Van Kampen American
Capital Management, Inc. Executive Vice President, Chief Financial Officer, Treasurer and Director of Van Kampen Merritt Equity Advisors Corp. Executive Vice President and Chief Financial Officer of Van Kampen American Capital Advisors, Inc., Van
Kampen American Capital Exchange Corporation, Van Kampen American Capital Trust Company, ACCESS and American
Capital Contractual Services, Inc. and Van Kampen Merritt Equity Holdings Corp. Chief Financial Officer and Treasurer of McCarthy, Crisanti and Maffei, Inc.
Chairman of the Board of Hinsdale Financial Corp., a savings and loan
holding company. Prior to July 1996, Executive Vice President, Chief Financial Officer and a Director of VCJ Inc., and Executive Vice President and Chief Financial Officer of VSM Inc.
 Peter W. Hegel    One Parkview Plaza
Oakbrook Terrace, IL 60181 Executive Vice President of the Sub Adviser, the VK Adviser and Van Kampen American
Capital Advisors, Inc. Director of
McCarthy, Crisanti & Maffei, Inc. and
Van Kampen American Capital Management,
Inc. Vice President of open-end
investment companies and closed-end
investment companies advised by the Sub-
Adviser and the VK Adviser. Prior to
July 1996, Director of VSM Inc.

   Robert C. Peck, Jr    2800 Post Oak
                  Blvd.
Houston, TX 77056  Executive Vice
President of the VK Adviser. Executive
Vice President and Director of the Sub-
Adviser. Vice President of certain
openend investment companies and closed
end investment companies advised by the
SubAdviser and the VK Adviser.


   Alan T. Sachtleben    2800 Post Oak
                  Blvd.
Houston, Texas 77056  Executive Vice
President of the VK Adviser. Executive
Vice President and Director of the Sub-
Adviser. Vice President of certain
openend investment companies and closed
end investment companies advised by the
SubAdviser and the VK Adviser.


 None of the Directors or officers of the Fund are officers of the Sub-
Adviser.

   As of September 6, 1996, the Directors and officers of the Fund as a group owned less than 1% of the outstanding shares of the Portfolio. At such date the "interested persons" of the Portfolio as a group owned an aggregate of less than 5% of the outstanding shares of the Portfolio.
  No Director has owned any securities of or has had any other material interest in, or a material interest in a material transaction with, the Sub-Adviser or its respective affiliates since the beginning of such Fund's most recent fiscal year.





  EXPENSES





VKAC Holding will bear the expense of preparing, printing and mailing the enclosed form of proxy, the accompanying Notice and this Proxy Statement.


   In order to obtain the necessary quorum at the Meeting, additional solicitation may be made by mail, telephone, telegraph or personal interview by representatives of the Fund, the Sub-Adviser or VKAC, or by First Data Investors Services Group, a solicitation firm located in Boston, Massachusetts that has been engaged to assist in proxy solicitations at an estimated cost of approximately $7,500.







  SHAREHOLDER PROPOSALS

















        As a general matter, the Portfolio does not hold regular annual meetings of shareholders. Any Shareholder who wishes to submit proposals for consideration at a meeting of the Portfolio should send such proposal to the Portfolio at 388 Green[HD] wich Street, New York, New York 10013. To be considered for presentation at a shareholders' meeting, rules promulgated by the SEC require that, among other things, a shareholder's proposal must be received at the offices of the Fund a reasonable time before a solicitation is made. Timely submission of a proposal does not necessarily mean that such proposal will be included.













  GENERAL

















        Management of the Portfolio does not intend to present and does not have reason to believe that others will present any other items of business at the Meeting.
However, if other matters are properly presented to the Meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.
        A list of shareholders of the Portfolio entitled to be present and vote at the Meeting will be available at the offices of the Portfolio, 388 Greenwich Street, New York, New York 10013, for inspection by any shareholder during regular business hours for ten days prior to the date of the Meeting.
 Failure of a quorum to be present at the Meeting for the Portfolio may necessitate adjournment and may subject the Portfolio to additional expense.




         IF YOU CANNOT BE PRESENT IN PERSON, YOU ARE REQUESTED
TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY
PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE
UNITED STATES.



 Christina T. Sydor

Secretary









 September 17, 1996

















 ANNEX B




                BROKERAGE FOR FISCAL YEAR ENDED OCTOBER 31,
1995
Fund Name
Total Commissions
Aggregate Amount of Commissions Paid to Affiliated
Brokers(1)(2) % of Aggregate Commissions Paid to Affiliated
Brokers






 Travelers Series Fund Inc.
Van Kampen American Capital
Enterprise Portfolio  $63,974  $2,382
3.72[WW]




        (1) Smith Barney Inc.


(2) Robinson Humphrey, Inc.